Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER 2012

Continued Strong Revenue Growth for ZADAXIN®,

as well as Primary Care and Oncology Product Lines

FOSTER CITY, CA – August 8, 2012 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the second quarter and for the six months ended June 30, 2012. Results showed strong continued revenue growth on a quarterly and year-to-date basis for ZADAXIN®, the Company’s flagship product, as well as for the primary care and oncology businesses in China.

Friedhelm Blobel, Ph.D., SciClone President and Chief Executive Officer, commented: “We are pleased with SciClone’s continued strong financial performance, most notably, the increase in ZADAXIN revenue by 19% and 27% for the quarter and year-to-date, and our ability to deliver an impressive rate of growth that continues to exceed that of the China pharmaceuticals market. We are also pleased to report that the excellent growth includes our primary care product line, indicating increasing momentum for our high-potential products Depakine®, Aggrastat® and Stilnox®, as well as in our oncology product line, led by Estracyt®, Holoxan® and Endoxan®. We believe that the China market offers extraordinary growth and expansion opportunities, and that we have the right management team, commercial tools, resources and strategies in place to continue to produce impressive revenue and profitability results, and to build our success as a top-tier pharmaceutical company.”

SciClone reported that revenues increased by 22% for the quarter ended June 30, 2012, to $40.3 million, compared to revenues for the same period in the prior year of $33.1 million. Revenues increased by 45% for the six months ended June 30, 2012, to $79.5 million, compared to revenues for the same period in the prior year of $54.8 million. The increase in revenues in the second quarter and year to date was due to the continued growth of the ZADAXIN®, primary care and oncology business in China and the inclusion of the NovaMed Pharmaceuticals, Inc. (NovaMed) revenues since the date of the acquisition on April 18, 2011. For the second quarter ending June 30, 2012, ZADAXIN revenues increased 19% to $30.4 million compared to revenues for the same period in the prior year of $25.6 million, and revenues attributable to the primary care and oncology product lines increased 32%, to $9.9 million, compared to revenues for the same period in the prior year of $7.5 million. For the six months ended June 30, 2012, ZADAXIN revenues increased 27% to $60.2 million compared to revenues for the same period in the prior year of $47.3 million, and revenues attributable to the primary care and oncology product lines increased 157% to $19.3 million, compared to revenues for the same period in the prior year of $7.5 million. Comparable periods in 2011 referred to in this press release include the results of NovaMed only for the period subsequent to our acquisition of NovaMed. Increases in revenue from period to period are therefore attributable in part to the acquisition.

On a pro forma basis, assuming NovaMed had been acquired on January 1, 2011, the revenues for the quarter and six months ended June 30, 2012 of $40.3 million and $79.5 million would have been compared to $34.6 million and $62.8 million, an increase of $5.7 million or 16% and $16.7 million or 27%, respectively.

On a GAAP basis, SciClone’s net income for the second quarter of 2012 was $10.6 million, compared with $2.0 million for the same period in the prior year, or $0.19 and $0.18 per share on a basic and diluted basis, respectively, for the three months ended June 30, 2012, compared with $0.04 and $0.03 per share on a basic and diluted basis, respectively, for the same period in the prior year. For the six months ended June 30, 2012, SciClone reported net income of $19.3 million, compared with $5.8 million for the same period in the prior year, or $0.34 and $0.32 per share on a basic and diluted basis, respectively, compared with $0.11 per share on both a basic and diluted basis for the same period in the prior year.

SciClone’s non-GAAP net income for the second quarter of 2012 was $11.4 million, compared with non-GAAP income of $7.5 million for the same period of last year, or $0.20 and $0.19 per share on a basic and diluted basis, respectively, for the three months ended June 30, 2012, and $0.13 per share on both a basic and diluted basis for the three months ended June 30, 2011. For the six months ended June 30, 2012, SciClone’s non-GAAP net income was $21.0 million, compared with non-GAAP income of $12.4 million for the same period of last year, or $0.37 and $0.35 per share on a basic and diluted basis for the six months ended June 30, 2012, respectively, compared to $0.24 and $0.23 per share on a basic and diluted basis, respectively, for the same period of last year.

SciClone believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation to comparable GAAP measures were derived principally as a result of the NovaMed acquisition and are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Sales and marketing expenses for the second quarter of 2012 were $17.7 million, compared with $12.9 million for the same period in the prior year. The increase of $4.8 million was primarily a result of the additional expansion of the Company’s sales team by approximately 120 sales representatives since last year, which significantly expanded SciClone’s sales and marketing capabilities. The Company now has a combined sales organization comprised of approximately 870 sales and marketing focused professionals in China. For the six months ended June 30, 2012, sales and marketing expenses were $35.3 million, compared with $18.1 million, for the same period last year.

Research and development (R&D) expenses for the second quarter of 2012 totaled $1.5 million, compared with $3.1 million for the same period in the prior year. Following the Company’s announcement on March 2, 2012 regarding the futility of our SCV-07 clinical development program in oral mucositis, the Company has taken certain steps to reduce its future US-based clinical development expenses this year and expects further substantial decreases in R&D expenses in 2013. The decrease in R&D for the quarter was primarily related to the discontinuation of the Company’s SCV-07 program. For the six months ended June 30, 2012, research and development expenses were $4.9 million, compared with $6.2 million, for the same period last year.

General and administrative expenses for the second quarter of 2012 were $4.5 million, compared with $8.3 million for the same period in the prior year. The decrease in 2012 was primarily due to one-time transaction costs of approximately $3.3 million related to SciClone’s acquisition of NovaMed incurred in the 2011 period and lower professional expenses associated with the Company’s compliance activities related to the Company’s Foreign Corrupt Practices Act (“FCPA”) investigation and tax matters. For the six months ended June 30, 2012, general and administrative expenses were $8.4 million, compared with $14.2 million, for the same period last year.

At June 30, 2012, cash and investments totaled $81.9 million, compared with $67.0 million at December 31, 2011. The increase in SciClone’s cash balance was primarily due to the cash generated by the Company’s commercial operations, partially offset by $8.9 million used in the six months ended June 30, 2012 for the repurchase of SciClone stock.

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Gary Titus, Senior Vice President and CFO.

LIVE CALL:	866-788-0538 (U.S./Canada)
857-350-1676 (International)
Passcode: 78741367

REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 66427555
(Replay available from Wednesday, August 8, 2012, at 6:30 pm ET until 11:59 pm ET on Wednesday, August 15, 2012)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 15 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2012; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the NovaMed acquisition; the dependence on third-party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

Estracyt is a registered trademark of Pfizer International Trading (Shanghai) Ltd.

Holoxan and Endoxan are registered trademarks of Baxter Healthcare Trading (Shanghai) Co. Ltd.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenues:
Product sales	$32,208	$27,389	$63,466	$49,051
Promotion services	8,085	5,719	15,990	5,719

Total revenues, net	40,293	33,108	79,456	54,770
Operating expenses:
Cost of product sales	5,215	5,174	10,156	8,277
Sales and marketing	17,689	12,861	35,329	18,089
Amortization of acquired intangible assets, related to sales and marketing	882	714	1,766	714
Research and development	1,493	3,091	4,886	6,200
General and administrative	4,455	8,259	8,416	14,217
Contingent consideration*	(1,171)	808	(2,087)	808

Total operating expenses	28,563	30,907	58,466	48,305

Income from operations	11,730	2,201	20,990	6,465
Non-operating income (expense):
Interest income	15	13	45	33
Interest expense	(55)	(53)	(110)	(110)
Other (expense) income, net	(14)	(4)	(15)	11

Income before provision for income tax	11,676	2,157	20,910	6,399
Provision for income tax	1,057	174	1,611	567

Net income	$10,619	$1,983	$19,299	$5,832

Basic net income per share	$0.19	$0.04	$0.34	$0.11
Diluted net income per share	$0.18	$0.03	$0.32	$0.11
Weighted average shares used in computing:
Basic net income per share	57,239	55,666	57,470	52,301
Diluted net income per share	59,517	58,223	59,612	54,807

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
GAAP net income	$10,619	$1,983	$19,299	$5,832
Non-GAAP adjustments:
Employee stock-based compensation	1,114	724	2,036	1,249
Contingent consideration	(1,171)	808	(2,087)	808
Amortization of acquired intangible assets	882	714	1,766	714
Acquisition related costs	—	3,260	—	3,822

Non-GAAP net income	$11,444	$7,489	$21,014	$12,425

Non-GAAP basic net income per share	$0.20	$0.13	$0.37	$0.24
Non-GAAP diluted net income per share	$0.19	$0.13	$0.35	$0.23
Weighted average shares used in computing:
GAAP and Non-GAAP basic net income per share	57,239	55,666	57,470	52,301
GAAP and Non-GAAP diluted net income per share	59,517	58,223	59,612	54,807

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•

*Contingent consideration. The contingent consideration related to the acquisition of NovaMed is re-measured each reporting period and the change in fair value is recorded as an adjustment to operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

•

Amortization of acquired intangible assets. We recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Acquisition related costs. We incurred certain one-time acquisition costs related to the acquisition of NovaMed. The effects of these acquisition related costs are excluded from SciClone’s non-GAAP financial measure.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	June 30, 2012	December 31, 2011
Cash and investments	$81,914	$67,018
Accounts receivable	41,763	42,226
Inventories	8,220	8,813
Intangible assets, net	43,198	45,185
Goodwill	31,792	31,973
Total assets	211,914	200,326
Total current liabilities	37,774	25,284
Contingent consideration	13,325	15,400
Deferred tax liabilities	8,318	8,715
Borrowing on line of credit	2,500	2,500
Total shareholders’ equity	165,460	150,458